EXHIBIT 99.1

Contact:
Lynn Kettleson

Clarke Communication Group
lkettleson@clarkecommgroup.com
(978) 463-7952

Advanced Magnetics, Inc. Reports Results for the First Fiscal Quarter Ended December 31, 2006

CAMBRIDGE, MA. (January 24, 2007) -- Advanced Magnetics, Inc. (NASDAQ: AMAG) today announced operating results and revenues for the first fiscal quarter of 2007 ended December 31, 2006. Revenues for the quarter were $618,631 compared to revenues of $664,355 for the same period in fiscal 2006. The company reported a net loss of ($7,440,380), or ($0.60) per share, for the quarter compared to a net loss of ($4,214,732), or ($0.43) per share, for the same period in fiscal 2006. The decrease in revenues compared to the same quarter in fiscal 2006 was due primarily to a decrease in product sales revenue received from the company’s marketing partners. The increase in the loss for the quarter ended December 31, 2006 compared to the quarter ended December 31, 2005 was due largely to an increase in external research and development expenses related to the Phase III development program for ferumoxytol as an intravenous iron replacement therapeutic and an increase in general and administrative expenses.

At December 31, 2006, cash, cash equivalents and short-term investments totaled approximately $156 million, reflecting the receipt of approximately $123 million in net proceeds from the consummation of the company’s December 2006 public offering of common stock.

Ferumoxytol, the company’s key product candidate, is in Phase III multi-center clinical trials for use as an iron replacement therapeutic in chronic kidney disease patients, whether or not on dialysis.

Combidex®, the company’s other product under development, is an investigational functional molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with magnetic resonance imaging, or MRI, to aid in the differentiation of cancerous from normal lymph nodes.

The company will host a conference call at 4:30 p.m. EST today to discuss the company’s financial results, quarterly highlights and the status of the company’s development programs, including the ferumoxytol and Combidex® development programs. To listen to this conference call via audio webcast, please visit the Investors section of the company's website at www.advancedmagnetics.com. The webcast will also be available as a replay, starting approximately one hour after the call is finished, through February 20, 2007. Alternatively, to access the call via live telephone, please dial (800) 811-8824. Internationally, the call may be accessed by dialing (913) 981-4903.

- more -

In addition to the webcast replay, a telephone replay will be available from approximately 7:30 p.m. EST on January 24, 2007 through January 26, 2007. To access the replay, please call (888) 203-1112 and use the passcode of 4771340. The replay is also available internationally at (719) 457-0820 using the same passcode.

About Advanced Magnetics
Advanced Magnetics, Inc. is a developer of superparamagnetic iron oxide nanoparticles used in pharmaceutical products. As a leader in our field, we are dedicated to the development and commercialization of our proprietary nanoparticle technology for use in therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease. For more information about us, please visit our website at http://www.advancedmagnetics.com, the content of which is not part of this press release.

- financial table follows -

Advanced Magnetics, Inc.
CONDENSED INCOME STATEMENT FOR THE THREE-MONTH PERIODS
ENDED DECEMBER 31, 2006 AND 2005
(unaudited)

	Three Months Ended December 31,
	2006	2005
Revenues	$618,631	$664,355
Costs and expenses	(8,877,037)	(5,054,022)
Interest income	818,026	174,935
Net loss	$(7,440,380)	$(4,214,732)
Loss per share, basic and diluted:	$(0.60)	$(0.43)
Weighted average shares outstanding, basic and diluted	12,383,149	9,886,262

Condensed Balance Sheets
(unaudited)

	12/31/06	9/30/06
Cash, cash equivalents and short-term investments*	$156,058,720	$42,073,046
Working capital	$149,472,588	$33,622,792
Total assets	$162,341,480	$47,370,564
Shareholders' equity	$152,276,025	$36,074,522

*  Short-term investments at 12/31/06 consisted of four government agency, state and political subdivision securities, all of which are scheduled to mature within four months. The short-term investment at 9/30/06 consisted of a U.S. Treasury Bill which matured on 11/16/06.

###